Exhibit 10(a)104


                            SEPARATION AGREEMENT FOR

                                 THOMAS G. BOREN

         THIS SEPARATION AGREEMENT ("Agreement"), made and entered by and between THE SOUTHERN COMPANY, SOUTHERN ENERGY RESOURCES, INC. and their affiliates ("Company") and THOMAS G. BOREN ("Employee").

                               W I T N E S S E T H

         WHEREAS, Employee has been employed by Company for approximately thirty
(30) years; and WHEREAS, Company and Employee wish to agree finally and amicably to the terms of Employee terminatinghis employment with the Company; and

         WHEREAS, the parties desire to set forth their respective rights and obligations attendant to such termination; and

         WHEREAS, Employee is a member of a select group of management or highly compensated employee of the Company; and

         WHEREAS, the Company desires to provide Employee with severance compensation in consideration for certain reasonable restrictive covenants set forth in this Agreement; and

         WHEREAS, Employee agrees that he has obtained Confidential Information, Trade Secrets and Work Product, each as defined in this Agreement, during his employment with the Company; and

         WHEREAS, the parties desire to have Employee be subject to certain reasonable non-disclosure, non-solicitation and non-competition restrictions in order to protect the Company's legitimate business interests; and

         WHEREAS, the parties desire to delineate their respective rights, duties, and obligations, and desire complete accord and satisfaction of all claims arising from Employee's employment and its termination, with appropriate releases.

         NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

         1.       Termination of Employee.

         Effective July 31, 1999 (hereinafter the "Effective Date of Termination"), Employee is retiring from his current position as Chief Executive Officer of Southern Energy, Inc., and Executive Vice President of The Southern Company. Employee has no further privileges, duties or obligations in such capacity, nor as an agent of the Company.

         2.       Severance Benefits and Other Consideration.

         Employee is entitled to the customary retirement benefits accrued by Employee under the terms of the employee benefit plans maintained by the Company in which Employee participated, which benefits shall not be inconsistent with those set forth on Exhibit 1 of this Agreement. In exchange for the receipt of the fully executed original of this Agreement and Employee's retirement with Company, Company also agrees to pay to Employee:

         (a) A lump sum severance payment in the amount of $750,000, to be paid at separation after the Employee's release herein is effective, subject to appropriate deductions as required by law.

         (b) A payment in an amount determined by reference to the 1999 award that Employee could have received under the Southern Energy Resources, Inc. Short-Term Incentive Plan, pro-rated based on the Effective Date of Termination, and payable no later than March 15, 2000. For purposes of determining this amount, the corporate component will be determined under the normal procedures for this Plan, and the individual component will be paid at 100% of the targeted amount.

         (c) Under the Southern Energy Resources, Inc. Deferred Incentive Compensation Plan, Employee will be paid his vested awards determined as of the Effective Date of Termination by June 30th after the year in which each of Employee's deferral elections in effect for such awards ends.

         (d) Under the Southern Energy Resources, Inc. Deferred Incentive Compensation Plan, Employee will continue to vest in outstanding and unvested awards determined as of the Effective Date of Termination. Each award will be paid by June 30th after the year in which each such award vests.

         (e) Under the Southern Energy Resources, Inc. Value Creation Plan, Employee will continue to vest in Employee's outstanding, unvested Appreciation Rights and Index Rights as of the Effective Date of Termination (estimated to be approximately 1,033,053). Employee must exercise all such Appreciation Rights by no later than the end of the first exercise window period following the year the last Appreciation Right vests and each such Indexed Right no later than the end of the first exercise window period following the year in which the last Appreciation Right vests. Employee may exercise vested Appreciation and Index rights anytime prior to the date the last Appreciation Rights vests.

         (f) Under the Southern Energy Resources, Inc. Value Creation Plan, Employee will be entitled to exercise Employee's vested Appreciation Rights determined as of the Effective Date of Termination (estimated to be approximately 69,814) anytime prior to, but no later than the end of the first exercise window period after the date upon which the last unvested Appreciation Right described in Paragraph 2(e) vests.

         Employee will not vest and will forfeit unpaid portion of those payments described in Paragraph 2(b) and (d) of this Agreement in the event Employee breaches this Agreement prior to the payment dates for those amounts. Employee will not vest and will forfeit those awards described in Paragraph 2(e) and (f) of this Agreement in the event Employee breaches this Agreement prior to the last date for exercise of those awards. Upon Employee's satisfaction of the covenants set forth in Paragraph 4 of this Agreement, any remaining benefits under this Paragraph 2 shall no longer be subject to forfeiture. In no event will the Employee be required to repay any amounts that have been paid to Employee prior to any breach except pursuant to an action at law or in equity for money damages as described in Paragraph 11 hereof.

         Employee shall only be entitled to the benefit payments set forth above that become due and payable between Employee's Effective Date of Termination and his death. Upon the death of Employee, unpaid amounts set forth above shall be payable to Employee's heirs or assigns.

         Except as provided in Paragraph 3(c), Employee covenants and agrees that the amounts and considerations set forth in this Paragraph 2 are in full satisfaction of all sums owed to Employee, if any, by the Company, and constitute good and complete consideration for his release contained in Paragraph 3(a) hereof and for Employee's obligations and other covenants set forth in Paragraph 4 and elsewhere in this Agreement. Employee agrees that the Agreement is providing him certain benefits to which he would otherwise not be entitled, including those set forth in Paragraph 2(a), (b), (c), (d), except in part with respect to vested awards, (e) and (f), except in part with regard to vested awards.

         Employee represents that he is legally and wholly responsible for any and all required taxes, fees, or other deductions required by law arising from this Agreement and the aforementioned payments which may accrue now or at any time in the future. Company shall make appropriate state and federal income tax, FICA and FUTA withholding, from such payments as required by state and/or federal law. In the event that the Company shall believe that Employee is in breach of this Agreement, the Company shall give Employee written notice of such breach and the facts and circumstances supporting such belief. Employee shall have fourteen (14) days from his receipt of such notice to cure such default and avoid a default or breach of this Agreement by Employee.

         Company agrees that it will not take any action specifically intended to disadvantage Employee in regard to the computation, exercise or payment of the benefits included in this Paragraph 2, and will treat Employee as the Company generally treats its employees or former employees with regard to such benefits.

         3.       General Release by Employee.

                  (a) As a material inducement to the Company to enter into this Agreement, Employee does hereby remise, release and forever discharge the Company and its officers, directors, employees, agents, shareholders, parent corporation and affiliates, and their respective predecessors, successors, and assigns (collectively, "Releasees"), of and from all manner of actions and causes of action, suits, debts, claims and demands whatsoever at law or in equity, known or unknown, actual or contingent, including, but not limited to, any claims which have been asserted, or could be asserted now or in the future, against any Releasees arising under any and all federal, state or local laws and any common law claims, and including, but not limited to, any claims Employee may have pursuant to the Age Discrimination in Employment Act and any claims to benefits under any and all bonus, incentive offer letters, employment agreements, severance, workforce reduction, early retirement, outplacement, or any other similar type plan sponsored by the Company, now or hereafter recognized (collectively, "Claims"), which he ever had or now has or may in the future have by reason of any matter, cause or thing arising out of his employment relationship and privileges, his serving as an employee of the Company and/or the termination of his employment relationship and/or affiliation as employee of the Company as of the date of this Agreement against each of the Releasees; provided, however, that the foregoing shall not release the Company from any of its obligations under this Agreement. Notwithstanding the foregoing, Employee does not release any Claims under the Age Discrimination in Employment Act that may arise after his execution of this Agreement.

                  (b) Employee represents that he has not assigned or transferred, or purported to assign or transfer, any Claims or any portion thereof or interest therein to any party prior to the date of this Agreement.

                  (c) Employee and the Company agree that by signing this Agreement, Employee is not releasing his claim to any benefits under any employee benefit plan maintained by the Company payable upon normal retirement in which Employee participated prior to the Effective Date of Termination.

         4.    Non-Disclosure, Non-Solicitation and Non-Competition Provisions.

         (a) Preamble. As a material inducement to the Company to enter into this Agreement, and its recognition of the valuable experience, knowledge and proprietary information Employee gained from his employment with the Company, Employee warrants and agrees he will abide by and adhere to the following Non-Disclosure, Non-Solicitation and Non-Competition Provisions.

         (b) Definitions. For purposes of this Paragraph 4, the following terms shall have the following meanings:

                  (i) "Confidential Information" shall mean the proprietary and confidential data or information belonging to or pertaining to the Company, other than "Trade Secrets" (as defined below), which is of tangible or intangible value to the Company, and that is not generally known to the public but is treated as confidential or secret by the Company and is generally known only to the Company and those of its employees, independent contractors or agents to whom such information must be confided for business purposes, regarding the products, services, contractual arrangements, customers, suppliers, and partners of the Company gained by Employee as a result of his employment with the Company. Confidential Information shall also include other items that the Company may from time to time mark or otherwise identify as confidential if it satisfies the definition of Confidential Information set forth above.

                  (ii) "Entity" shall mean any business, individual, partnership, joint venture, agency, governmental subdivision, association, firm, corporation or other entity.

                  (iii) "Territory" shall include Georgia, Alabama, Mississippi, and Florida.

                  (iv) "Trade Secrets" shall mean information of the Company which (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; it being agreed that such information includes, without limitation, technical and non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers or any other information which is defined as a "trade secret" under applicable law.

                  (v) "Work Product" shall mean all tangible work product, property, data, documentation, "know-how," concepts or plans, inventions, discovery, compositions, innovations, computer programs, improvements, techniques, processes, designs, article of manufacture or information of any kind, or any new or useful improvements of any of the foregoing and any Trade Secrets, patents, copyrights, Confidential Information, mask work, trademark or service mark, relating in any way to the Company and its or their business prepared, conceived, revised discovered, developed, or created by Employee for the Company or by using the Company's time, personnel, facilities, equipment, knowledge, information, resources or material.

         (c)      Nondisclosure:  Ownership of Proprietary Property.

                  (i) In recognition of the need of the Company to protect its legitimate business interests, Employee hereby covenants and agrees that: (a) with regard to each item constituting all or any portion of a Trade Secret at all times such information remains a "trade secret" under applicable law and (b) with regard to any Confidential Information, for a period ending upon the earlier of (x) the date such information no longer qualifies as Confidential Information under applicable law or (y) three (3) years following the Effective Date of Termination (hereafter the "Nondisclosure Period"), Employee shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the Company and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law. Employee shall exercise all reasonable best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information of the Company known by, disclosed to or made available to Employee in connection with his employment relationship with the Company or any other past or present relationship with the Company. Employee shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware. Employee shall assist the Company, to the extent reasonably necessary at the Company's expense, in the procurement of any protection of the Company's rights to or in any of the Trade Secrets or Confidential Information.

                  (ii) All Work Product shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A.ss. 101 et seq., as amended), and Employee hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest Employee currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, trade secrets, service marks and other intellectual property rights. Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may reasonably deem necessary or appropriate, from time to time, to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the Company.

                  (iii) Employee represents and agrees that he will keep the terms and amount of this Agreement completely confidential, and except to his personal agents (including accountants, tax advisors, wife, financial planners and attorneys) or to the extent required by law, he will not hereafter disclose this information concerning this Agreement to anyone, including, but not limited to, any past, present, or prospective employee or applicant for employment with the Company. Employee may only disclose to future, potential employers of Employee that he participates in a separation arrangement with the Company which imposes certain restrictions on him related to such future, potential employment and the specifics of those restrictions.

                  (iv) Employee agrees that he shall not hereafter seek or accept any re-employment with the Company.

         (d)      Non-Solicitation Of Employees.

                  Employee agrees, during the three years following the Employee's Effective Date of Termination, that he will not, either directly or indirectly, alone or in conjunction with any other person or entity, actively recruit, engage in passive hiring efforts, solicit, attempt to solicit, or induce any person who, during such three year period, or within one year prior to Employee's separation from employment, was a salaried employee of Southern Energy Resources, Inc., or its parent or any of its subsidiaries, or was an officer of The Southern Company or any of its affiliates (other than Southern Energy, Inc.) to leave or cease such employment for any reason whatsoever or hire or engage the services of such person in any business substantially similar or competitive with that in which The Southern Company or any of its affiliates were engaged during such employment.

         (e)      Non-Competition.

                  Employee and Company expressly covenant and agree that the scope, Territory, time and other restrictions contained in this Agreement constitute the most reasonable and equitable restrictions possible to protect the business interest of the Company given: (i) the business of the Company;
(ii) the competitive nature of the Company's industry; and (iii) that Employee's skills are such that he could easily find alternative, commensurate employment or consulting work in his field which would not violate any of the provisions of this Agreement. Therefore, for a period of two years from the Effective Date of Termination, Employee agrees (A) not to participate in any regulatory, administrative or judicial hearing or proceeding that has as a subject any aspect of the Company's growth or expansion plans, unless Employee is required to do so by law, (B) not to accept employment, or be engaged as a director, consultant, agent or representative in any capacity, however described, of El Paso Energy Corporation, Sonat, Inc., Duke Energy Corporation, Enron or Columbia Energy Corporation or any of their affiliates (the "Specified Companies), provided, however, Employee may become such an employee, director, consultant, agent or representative of any such Specified Company if the entity by which Employee is employed and/or serves as a director is acquired by or merged with any one of the Specified Companies during the two year period following the Effective Date of Termination, (C) not to accept employment or be engaged as a director, consultant, agent or representative in any capacity, however described, of any entity engaged, in any way, in constructing an electric generating plant which will be in commercial operation within the Territory within two years from the Effective Date of Termination, unless on behalf of an entity that owns or operates an existing electric generating plant within the Territory as of the Effective Date of Termination, and (D) if Employee becomes employed by, or otherwise engaged by, an entity that is engaged, in any way, in constructing an electric generating plant that will be in commercial operation within the Territory within three years of the Effective Date of Termination, not to participate in the bidding, permitting, construction or public relations activities regarding such plant.

         5. Return Of Company Property. Employee shall immediately return to the Company all property of the Company that he took possession of during the term of his employment and which he has not already returned to the Company and all documents and materials constituting or containing Trade Secrets or Confidential Information of the Company or Work Product including, without limitation, credit cards, keys, financial records, contracts, manuals, correspondence, files, documents, drafts of any document, disks an other documents and media, regardless of form, and copies of any of the foregoing.

         6. Cooperation. The parties agree that as a result of Employee's duties and activities during his employment, Employee's reasonable availability may be necessary for the Company to meaningfully respond to or address actual or threatened litigation, or government inquires or investigations, or required filings with state, federal or foreign agencies (hereinafter "Company Matters"). Upon request of the Company, and at any point following the Effective Date of Termination, Employee will make himself available to the Company for reasonable periods consistent with his future employment, if any, by other Entities and will cooperate with its agents and attorneys as reasonably required by such Company Matters. The Company will reimburse Employee for any reasonable out-of-pocket expenses associated with providing such cooperation.

         7. Publicity; No Disparaging Statement. Employee and the Company covenant and agree that they shall not engage in any communications which shall disparage one another or interfere with their existing or prospective business relationships. The only exception to the foregoing shall be in those circumstances (a) in which Employee, the Company or any of the Releasees is obligated to provide information in response to an investigation by a duly authorized governmental entity, in response to legal process, or in response to a request for information from an officer, director or shareholder of the Company or (b) in which a party initiates a legal proceeding to enforce the terms of this Agreement.

         8. Successors And Assigns; Applicable Law. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs, administrators, representatives, executors, successors and assigns, and shall be binding upon and inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, successors and assigns. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA (WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS).

         9. Complete Agreement. This Agreement shall constitute the full and complete Agreement between the parties concerning its subject matter and fully supersedes any and all other prior agreements or understandings between the parties whether written or oral. This Agreement shall not be modified or amended except by a written instrument signed by both Employee and an authorized representative of the Company.

         10. Severability. The unenforceability or invalidity of any particular provision of this Agreement shall not affect its other provisions, and to the extent necessary to give such other provisions effect, they shall be deemed severable. If any court determines that any provision of Paragraph 4 hereof is unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the scope or duration of such provision as the case may be, and in its reduced form, such provision shall then be enforceable.

         11. Waiver Of Breach; Remedies. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and exercise all other rights existing in its favor. The parties hereto agree and acknowledge that any breach of the provisions of this Agreement, including, but not limited to, any prohibited competition or any disclosure or use of Trade Secrets or Confidential Information by Employee, would be wrongful and cause immediate significant, continuing and irreparable injury and damage to the Company that is not compensable by money damages. Should Employee breach or threaten to breach any provision of this Agreement, the Company shall be entitled to stop payments under this Agreement and seek immediate relief and remedies in a court of competent jurisdiction (including, but not limited to, damages, preliminary or permanent injunctive relief and an accounting for all profits and benefits arising out of Employee's breach), cumulative of and in addition to any other rights or remedies to which the Company may be entitled by this Agreement, at law or in equity.

         12. No Admission Of Liability. This Agreement shall not in any way be construed as an admission by the Company or Employee of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person, on the part of itself, its employees, or its agents.

         13. Voluntary Signing Of Agreement. Employee warrants, represents and agrees that he has been encouraged in writing to seek advice from anyone of his choosing regarding this Agreement, including his attorney, accountant, or tax advisor prior to his signing it; that this Agreement represents written notice to do so; that he has been given the opportunity and sufficient time to seek such advice; and that he fully understands the meaning and contents of this Agreement. EMPLOYEE UNDERSTANDS THAT HE MAY TAKE UP TO TWENTY-ONE (21) DAYS TO CONSIDER WHETHER OR NOT HE DESIRES TO ENTER INTO THIS AGREEMENT. He further represents and warrants that he was not coerced, threatened or otherwise forced to sign this Agreement, and that each signature appearing hereinafter is voluntary and genuine.

 . 13. Ability to Revoke Agreement. EMPLOYEE UNDERSTANDS THAT HE MAY REVOKE THIS AGREEMENT BY NOTIFYING THE COMPANY IN WRITING OF SUCH REVOCATION WITHIN SEVEN
(7) DAYS OF HIS EXECUTION OF THIS AGREEMENT AND THAT THIS AGREEMENT IS NOT EFFECTIVE UNTIL THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD. HE UNDERSTANDS THAT UPON THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD THIS AGREEMENT WILL BE BINDING UPON HIM AND HIS HEIRS, ADMINISTRATORS, REPRESENTATIVES, EXECUTORS, SUCCESSORS AND ASSIGNS AND WILL BE IRREVOCABLE.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the dates described below.


                                        "COMPANY"

                                        THE SOUTHERN COMPANY AND ITS AFFILIATES

____________________________________    By:____________________________________
Date_____         _________
                                        Title:_________________________________
Title:

         I UNDERSTAND THAT BY SIGNING THIS AGREEMENT, I AM GIVING UP RIGHTS I MAY HAVE. I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS AGREEMENT.

         __________________                 "EMPLOYEE"


____________________________________        By:________________________________
Date

                     Exhibit 1 to Boren Severance Agreement

                         Normal Benefits Upon Retirement

-------------------------------------------------------------------------------

SEI's Short-term Incentive Plan -- $0

o        1999 award forfeited due to separation prior to Normal Retirement (age
         65)

Southern's Voluntary Deferred Compensation Plan - About $30,000

o Any amounts will be paid according to last effective form of payment election

SEI's Mandatory Deferred Incentive Compensation Plan - About $242,000 o Amount payable in a single sum upon termination

o Nonvested amounts lost due to separation before Normal Retirement (value today about $531,000)

Value Creation Plan - 69,812 SAR awards o Includes normal and indexed SARs o Exercisable within 30 days of separation

o        Current value approximately $121,000 as of July 15, 1999

o Remaining 1,033,055 awards forfeited due to nonvested separation prior to Normal Retirement

Nonqualified Stock Options - 89,097 awards o Full vesting of all nonvested options upon retirement o Exercisable within 36 months of retirement o Current value approximately $365,000 as of July 15, 1999

o Continued eligibility for performance dividend payments for all options granted after 1996

Pension - About $12,325 per month

o        Includes tax-qualified and supplemental pension benefits

o Expressed as single life annuity (other forms of payment available with appropriate adjustment) o Anticipates retirement and benefit commencement on August 1, 1999 o 1999 incentives reflected at $0

ESP/ESOP - About $352,000 as of July 14, 1999

o        Includes qualified and supplemental account balances

o Payable at or after retirement in accordance with plans' provisions and employee's elections

Retiree Medical and Life Insurance - Coverage

o        Coverages pursuant to terms of "cap" plans

o Coverages subject to affirmative coverage election, payment of required contributions, and amendment/termination by company

Relevant Notes

o        All amounts subject to appropriate taxation.

o        All amounts are based on separation from service on July 31, 1999.

o Amounts are based on best available information but are still approximate due to limited access to information at the current time. Amounts will be verified and, if necessary, adjusted once all relevant information is accessible.